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                   UNITED STATES TRUST COMPANY CODE OF ETHICS
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The United States Trust Company Code of Ethics (the "Code") reflects our long-standing policy of responsible and ethical business practice. It is the formal expression of our commitment to ethical business conduct above minimum legal requirements. The Code applies to all employees of United States Trust Company ("USTC"). Each employee (individually, an "Employee"; collectively, the "Employees") will be provided with a copy of the Code and is expected to be familiar with its contents, to comply with it and to keep it available for future reference. Questions regarding the interpretation or administration of the Code should be referred to the Compliance Officer. All managers and senior officers are responsible for monitoring and enforcing the Code.

THE CODE SUPPLEMENTS, BUT DOES NOT SUPERSEDE, THE CITIZENS FINANCIAL GROUP'S (CITIZENS) CODE OF CORPORATE ETHICS CURRENTLY IN FORCE (THE "CITIZENS CODE"). THE CITIZENS CODE CONTINUES TO APPLY TO ALL EMPLOYEES AND REMAIN IN FULL FORCE AND EFFECT. TO THE EXTENT PROVISIONS OF THE USTC AND THE CITIZENS CODES DIFFER, THE MORE RESTRICTIVE PROVISION SHOULD BE FOLLOWED. USTC HEREBY REAFFIRMS ITS COMMITMENT TO RESPONSIBLE AND ETHICAL BUSINESS CONDUCT, AS EMBODIED IN THE CITIZENS CODE. IN ADDITION, THE CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT OF THE ASSOCIATION FOR INVESTMENT MANAGEMENT AND RESEARCH, CERTAIN PROVISIONS OF WHICH ARE INCORPORATED HEREIN, SHALL REMAIN APPLICABLE IN ITS ENTIRETY TO ALL EMPLOYEES HOLDING OR CANDIDATES FOR, THE PROFESSIONAL DESIGNATION OF CHARTERED FINANCIAL ANALYST, OR WHO PROVIDE RESEARCH OR INVESTMENT RECOMMENDATIONS TO, OR PERFORM INVESTMENT ACTION ON BEHALF OF, OTHERS.

Personal honesty demands an atmosphere that fosters personal candor; maintaining that atmosphere is a high priority at USTC. If an Employee has knowledge of apparent violations of the Code, or of any questionable actions affecting USTC, such Employee is urged to report such knowledge to a principal of USTC who will consult, if he or she deems its appropriate, with the General Counsel of Citizens. Senior executives are responsible for investigating such matters, and can do so without arousing suspicion or casting aspersions on the character and reputation of the person in question. By going directly to a senior executive and explaining the circumstances of the Employee's suspicions, the Employee protects him- or herself and the reputation of any other person if it is determined that there has been a misunderstanding or that the transaction in question in not in violation of the Code. A report of this nature should be made directly to a senior executive and not by anonymous means. The Employee may make such a report in writing or orally. The identity of any Employee who reports such information is confidential and no reprisal may or will be taken against such Employee.
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                   UNITED STATES TRUST COMPANY CODE OF ETHICS



Violation of the Code is grounds for disciplinary action up to and including termination of employment. Such action is in addition to any civil or criminal liability, which might be imposed by Federal or state regulatory agencies or courts.

I. COMPLIANCE WITH GOVERNING LAWS AND REGULATIONS

A. KNOWLEDGE AND COMPLIANCE. PROHIBITION AGAINST VIOLATION. Banking, trust and money management are above all businesses based on mutual trust and demand steadfast honesty in all affairs, both internal and external. USTC's business is founded on faith, trust and public confidence. Each Employee shall thus maintain high personal and professional behavioral standards. With respect to applicable laws, rules and regulations, each Employee shall (i) maintain knowledge thereof;
(ii) strive to remain in strict compliance therewith; and (iii) not knowingly participate in or assist any acts in violation thereof. When any law or regulation appears unclear or ambiguous, Employees shall immediately seek assistance in determining the lawful and ethical compliance procedures. Practices, which violate any Federal, state or municipal law or regulation, are forbidden. No Employee shall knowingly violate any code of ethics of any professional organization of which such Employee may be a member. It is worth emphasizing that stealing, theft, embezzlement or fraud of any kind by an Employee is considered grounds for termination of employment.

B. SUSPICIOUS ACTIVITY REPORTS. USTC must promptly report all matters that involve apparent crimes affecting its assets or affairs to the applicable governmental agencies. If any Employee becomes aware of suspicious activity or other facts which give such Employee a reasonably basis for believing a crime has occurred, is occurring, or may occur, such activity or other facts should be immediately reported to the President and the Compliance Officer in a written memorandum describing the matter (along with any supporting documentation). The President and the Compliance Officer will then coordinate the filing of the required reports.

C. SELF-DEALING. Employees are prohibited from self-dealing or otherwise trading on their position with USTC or accepting from anyone doing or seeking to do business with USTC a business opportunity not available to other persons or that is made available because of the Employee's position with USTC. Employees must disclose all potential conflicts of interest, including those in which they have been inadvertently placed due to either business or personal relationships with customers, suppliers, business associates or competitors of USTC to the Compliance Officer.

D. AUTHORIZATIONS, RECORDS AND TRANSACTIONS. Federal law imposes recordkeeping and internal accounting control requirements on USTC. In order to meet these requirements, each Employee must:
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                   UNITED STATES TRUST COMPANY CODE OF ETHICS


1. Ensure that adequate written documentation, showing general or specific authority to act, exists for each transaction executed by such Employee or under his or her direction (policies, procedures, job descriptions, and votes of the board of directors, etc.);

2. Ensure that each report of a transaction executed by such Employee or under his or her direction is prepared and reviewed so that the report accurately, fairly and in reasonable detail reflects that transaction; and

3. Not make (or cause to be made) a materially false or misleading statement nor omit to state (or cause another person to omit to state) any material fact necessary in order to make statements not misleading to an internal or external auditor or accountant in connection with any audit or filing required by Federal or State law or regulations.

E. LEGAL ADVICE. In some cases, discussions with clients may lead to a request that an Employee make statements, which may relate to the legality or illegality of a proposed transaction. USTC recognizes the exclusive authority of attorneys to practice law and to give legal advice. Employees who are not attorneys cannot and should not practice law or give legal advice. Therefore, extreme care must be exercised in discussions between customers and Employees; nothing should be said that might be interpreted as the giving of legal advice. Customers who have a legal question should be advised to seek advice from their own (not USTC's) legal counsel.

F. ANTITRUST COMPLIANCE. The antitrust laws are intended to preserve and foster the free enterprise economic system by assuring energetic but fair competition among businesses, and to prevent unfair restraint on competition. All Employees are expected to observe the highest standards of ethical conduct in relationships with competitors. Employees are thus prohibited from entering into arrangements with competitors for the purpose of setting or controlling prices, rates, trade practices, marketing policies, or disclosing to competitors future plans of USTC which have not been disclosed to the general public.

G. CORPORATE COMMITMENTS. It is vital that USTC's word be viewed as its bond. Thus, no Employee may make any actual or apparent commitments, formally or informally, regarding USTC without proper prior authorization in accordance with existing procedures.

II. INSIDER TRADING AND MISUSE OF NONPUBLIC INFORMATION

A. PROHIBITION AGAINST USE OF MATERIAL NONPUBLIC INFORMATION. Each Employee or member of the Trust Committee of the Board of Directors (for purposes of this Sections II, Employee shall mean each employee or member of the Trust Committee of the Board of Directors) shall comply with all laws and regulations relating to the use and communication of Material Nonpublic Information (as hereinafter defined). Federal law prohibits anyone in possession of Material Nonpublic Information about any publicly-traded company from
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                   UNITED STATES TRUST COMPANY CODE OF ETHICS

using such information for such person's gain or the gain of others. All Employees are therefore prohibited from trading (either directly or through others) in securities of publicly-traded companies about which an Employee possesses Material Nonpublic Information (such securities hereinafter collectively called "Prohibited Stock"). This prohibition also applies to Employees' immediate families (spouse, minor children and other relatives, by marriage or otherwise, living in his or her home; as to each Employee, hereinafter "Family") and Affiliates (as defined below). Compliance shall include, but shall not be limited to, abiding by the following:

1. No Employee, Family member or Affiliate may engage in speculative, short-term transactions in Prohibited Stock, including short sales of such Prohibited Stock;

2. An Employee, Family member or Affiliate who possesses Material Nonpublic Information about a publicly-traded company may not purchase or sell Prohibited Stock of such company while in possession of such Information, whether or not such purchase or sale would be based on factors other than such Information. Employees are also prohibited from passing (or "tipping") such Information on to others ("tippees"). Any tippees are likewise prohibited from purchasing or selling such Prohibited Stock while in possession of such Material Nonpublic Information;

3. Purchasing or selling a security without obtaining preclearance on prescribed forms. "Affiliates" include, as to an Employee, trusts or other entities or accounts if the Employee or the Employee's spouse controls or influences investment decisions. It does not include a trust in which the Employee or Family members are merely beneficiaries if neither the Employee nor the Employee's spouse had advance knowledge of, influences or controls investment decisions by the trustees of such trust. It does include a "discretionary account" with a broker, even though such broker may routinely make investment decisions for the account without prior consultation with the Employee, since the Employee as owner retains legal control over such account.

    "Material Information" is any information, good or bad, that might influence a reasonable investor in deciding whether to buy, sell or hold a security. Some examples of material information include: loan loss reserve and nonperforming loan levels; acquisition or merger proposals; tender offers; dividend changes; liquidity problems; advance financial information or forecasts; major litigation; important regulatory developments; financial restructuring; senior management changes; major contract awards; important product developments; or other significant occurrences. If an Employee should have any doubt as to whether nonpublic information is "material," he or she should assume it is material.

    "Nonpublic or Inside Information" is information that has not yet been made public. All information about a company is considered nonpublic until it is effectively disclosed to the public. Examples of effective disclosure include: public filings with the Securities and Exchange Commission; press releases; and official company meetings with members of the press and the public. Even after the information is disclosed, the market as a whole
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                   UNITED STATES TRUST COMPANY CODE OF ETHICS

     must also have adequate time to assess the information before disclosure thereof will be considered effective.

     In addition to the foregoing, Employees who are holders of, or candidates for, the professional designation of Chartered Financial Analyst and who know, or should have known, that they are in possession of Material Nonpublic Information acquired through a breach in duty, shall make reasonable efforts to achieve public dissemination of such Material Nonpublic Information.

III. RESEARCH REPORTS, INVESTMENT RECOMMENDATIONS AND ACTIONS

A. REASONABLE BASIS AND REPRESENTATIONS. Each Employee whose functions within USTC include making research reports, making investment recommendations to others or taking investment actions for others shall (i) exercise diligence and thoroughness in so doing; (ii) have a reasonable and adequate basis therefor, supported by appropriate research and investigation; (iii) make reasonable and diligent efforts to avoid any material misrepresentation therein; and (iv) maintain appropriate records of any additions or deletions to the Approved List of securities.

B. PORTFOLIO INVESTMENT RECOMMENDATIONS AND ACTIONS. When making an investment recommendation or taking an investment action for a specific portfolio or client, each Employee shall consider such action's appropriateness and suitability for such portfolio or client. In considering such matter, the Employee shall take into account (i) the needs and circumstances of the client; (ii) the basic characteristics of the investment involved; and
     (iii) the basic characteristics of the total portfolio. The Employee shall use reasonable judgement to determine the applicable relevant factors. The Employee shall also, at the request of clients and prospective clients, disclose the basic format and general principles of the investment processes by which securities are selected and portfolios are constructed and any changes, which might significantly affect those processes.

C. PROHIBITION AGAINST PLAGIARISM. No Employee shall, when presenting material to USTC, or such Employee's associates, customers, clients or the general public, copy or use in substantially the same form material prepared by other persons without acknowledging its use and identifying the name of the author or publisher of such material. An Employee may, however, use without acknowledgment factual information published by recognized financial and statistical reporting services or similar sources.

D. PROHIBITION AGAINST MISREPRESENTATION OF SERVICES. No Employee shall make any statements, oral or written, which misrepresent (i) the services such Employee or USTC is capable of performing for a client; (ii) the qualifications of such Employee or USTC; or (iii) the expected performance of any investment. No Employee shall give, orally or in writing,


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                   UNITED STATES TRUST COMPANY CODE OF ETHICS

explicitly or implicitly, any assurances about or guarantees of any investment or its return except communication of accurate information as to the terms of the investment instrument and the issuer's obligations under the instrument.

E. PERFORMANCE PRESENTATION STANDARDS. No Employee shall make any statements, oral or written, which misrepresent the investment performance that the Employee or USTC has accomplished or can reasonably be expected to achieve. If an Employee communicates, directly or indirectly, individual or USTC performance information to a client or prospective client, or in a manner intended to be received by a client or prospective client, the analyst shall make every reasonable effort to assure that such information is a fair, accurate and complete presentation of such performance.

F. FAIR DEALING WITH CUSTOMERS AND CLIENTS. Each Employee shall act in a manner consistent with such Employee's obligation to deal fairly with all customers and clients when (i) disseminating investment recommendations; (ii) disseminating material changes in prior investment advice; or (iii) taking investment action.

IV.  RELATIONSHIPS WITH CLIENTS AND USTC

A. PRIORITY OF TRANSACTIONS. Each Employee shall give a higher priority to transactions for such Employee's customers, clients and USTC than to transactions in securities or other investments of which he or she is the beneficial owner, and so that transactions in securities or other investments in which he or she has such beneficial ownership do not operate adversely to their interest. If an Employee decides to make a recommendation about the purchase or sale of a security or other investment, such Employee shall give customers, clients and USTC adequate opportunity to act on this recommendation before acting on his or her own behalf. For purposes of the foregoing, an Employee is a "beneficial owner" if he or she directly or indirectly, through any contract arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities or the investment.

B. DISCLOSURE OF CONFLICTS. Each Employee, when making investment recommendations, or taking investment actions, shall disclose to his or her customers and clients any material conflict of interest relating to such Employee and any material beneficial ownership of the securities or other investments involved that could reasonably be expected to impair his or her ability to render unbiased and objective advise. Each Employee shall disclose to USTC all matters, which could reasonably be expected to interfere with his or her duty to USTC, or with his or her ability to render unbiased and objective advice. Each Employee shall also comply with all requirements as to disclosure of conflicts of interest imposed by law and by rules and regulations of organizations governing his or her activities and shall comply with any prohibitions on such activities if a conflict of interest exists. The terms of Subsection
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                   UNITED STATES TRUST COMPANY CODE OF ETHICS

D. FIDUCIARY DUTIES. Each Employee shall, in relationships with clients, use particular care in determining the applicable fiduciary duty owed any client by virtue of such Employee's function within USTC and shall comply with such duty as to those persons and interests to whom or which it is owed.

E. PERSONAL BUSINESS. As individuals and as employees, each Employee should avoid acting on behalf of USTC in any transactions involving people or organizations with which such Employee, Family member or Affiliate has financial or other conflicts of interest. A conflict of interest can arise where an Employee, Family member or Affiliate has a financial or other interest in a customer or other person or company doing business with USTC. Each Employee must manage such Employee's personal and business affairs so as to avoid situations that might lead to conflict, or even the appearance of a conflict, between such Employee's self-interest and such Employee's duty to USTC and its clients and shareholders.

F. DISCLOSURE OF ADDITIONAL COMPENSATION ARRANGEMENTS. Each Employee shall inform his or her clients and USTC of compensation or other benefit arrangements with third parties in connection with such Employee's services to such clients, which are in addition to compensation from them for the same.

G. DISCLOSURE OF REFERRAL FEES. Each Employee shall make appropriate disclosure to a prospective client or customer of any consideration paid or other benefit delivered to anyone other than an employee of the Holding Company, or any of its subsidiaries for recommending such Employee's services to such prospective client or customer.

II. PERSONAL USE OF USTC PROPERTY. Each Employee shall exercise particular care in the use of USTC supplies, systems or other property. The use of such property for personal reasons is to be avoided, and in no event should such use interfere with the performance of any Employee's duties to USTC. Each Employee shall respect the limited access to certain systems and communication channels proprietary to USTC, such as on-line services including, without limitation, the Internet, and shall in no way jeopardize the preservation of client and internal confidentiality which underlies such limitation of access.

V.   RELATIONSHIPS WITH THIRD PARTIES

A. CONFIDENTIALITY. Each Employee may have access to employee, customer or USTC proprietary or sensitive information. This includes, but is not limited to, any data relating to employees or to existing, past or future customers, any data or devices that give USTC a competitive advantage, such as marketing strategies, technological innovations, credit files, computer software, lists and directories, and strategic plans and ideas developed for USTC. Confidential information regarding USTC's clients acquired through an Employee's function within USTC must be kept confidential, unless Employee receives information concerning
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                   UNITED STATES TRUST COMPANY CODE OF ETHICS

illegal activities on the part of any such client. No Employee shall discuss such information internally or externally, except when by required by law in the normal and direct transaction of USTC business, and never as a basis for personal gain. Employees are expected to safeguard confidential and proprietary information from illegal or unauthorized disclosure to other corporations (including competitors), government institutions, the media and private parties. Employees should practice vigilance to avoid inadvertent disclosure of confidential and proprietary information through dissemination of such information when using means of communication, including without limitation photocopiers, facsimile machines, internal and external e-mail and any on-line services including, without limitation, the Internet, which are accessible by third parties or the security of which may be easily breached by third parties.

B. MAINTENANCE OF INDEPENDENCE AND OBJECTIVITY. Any Employee who shall, through such Employee's function within USTC, develop relationships and contacts with an issuer of securities, whether individually or as a member of a group, shall use particular care and good judgment to achieve and maintain independence and objectivity.

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_______________________________________________________________________________
Section J: Conflicts of Interest                       Effective Date:

Policy No. J.1                                         See also Policy No.(s):
_______________________________________________________________________________

                        EMPLOYEE SECURITIES TRANSACTIONS

Securities transactions by employees of USTC ("Employees") can affect adversely USTC and its employees by interfering with job responsibilities and creating conflicts of interest. Such transactions may also result in liability for USTC, its parent company, and their employees, or may tarnish USTC's image. For these reasons, USTC has adopted certain restrictions applicable to all Employees, part-time as well as full-time and in some circumstances, temporary. In all situations, the interests of USTC's clients must take priority over its Employees own personal investing interests. In order to avoid potential conflict of interest issues inherent in personal securities trading, and to avoid creating even the appearance of impropriety, all Employees are encouraged to use mutual funds or trust funds which have been placed in USTC pooled funds as the vehicles for their personal investing in securities. Also, all Employees are encouraged strongly to avoid trading in securities on the USTC "Approved or Buy Lists". In any event, if an Employee makes any securities trades, directly or indirectly, outside of mutual funds or trust funds invested in USTC pooled funds, he or she must abide by the restrictions outlined below.

These restrictions apply not only to securities trades which Employees may make directly through their own accounts, but also to securities trades involving: any relative who shares their households, including (but not limited to) their spouses and children; a trust or other entity in which they have a beneficial interest and direct or indirect control over the investment decisions; a revocable trust where they are a settlor; a corporation (excluding USTC-affiliated companies) of which they are an officer, director, or 10% or greater stockholder, or a partnership of which they are a partner (including most investment clubs) unless they have no direct or indirect control over the partnership.
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No Employee may engage in the following:

     - Trading, directly or indirectly, in any security or a derivative transaction relating to an security (excluding securities issued by mutual funds), while a USTC account has a pending buy or sell order for the same security (or underlying security in the case of a derivative transaction), until the order is executed or withdrawn.

     - Opening or maintaining an account at any brokerage firm unless the firm agrees to promptly send to the USTC Compliance Officer duplicate copies of confirmations of all transactions, as well as any quarterly and year-end statements of activity in the account.

     - Engaging in "FRONTRUNNING" - buying or selling for your own account so as to benefit from knowledge of USTC's trading positions or plans.

     - Engaging in "SCALPING" - buying or selling for your own account on the basis of knowledge about a client's trading position or plans, or USTC's forthcoming research recommendations.

     - Acquiring any securities in an initial public offering or purchasing securities in a private placement without prior approval of the President of USTC.

     - Accepting a directorship of a publicly held company without disclosure and prior approval from the President of USTC.

     - Opening a margin account without the prior written approval of the President of USTC and notice to the Compliance Officer.
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USTC has established procedures that require all employees to disclose securities holdings upon employment and quarterly thereafter.

USTC has also established a "BLACKOUT" period for Portfolio Managers: no Portfolio Manager may trade, directly or indirectly, in any security or derivative related to any security, within three business days before and after a fund that he or she manages trades in that security. In addition, investment personnel shall not profit, or avoid losses, on the purchase and sale or sale and purchase of the same Approved List securities within thirty calendar days.

To ensure compliance with this policy, all USTC employees must:

   - Seek pre-clearance of any contemplated purchase or sale of securities (excluding mutual funds), such pre-clearance process to be documented in a prescribed form.

   - Make initial, quarterly and annual statements disclosing all publicly traded securities in which the employee has a beneficial interest, either directly or indirectly.

   - Annually disclose any margin accounts in which the employee has a beneficial interest, either directly or indirectly.

In addition, every USTC employee must annually sign a certificate of compliance with this policy and these procedures, and acknowledge that he or she has read and understands the USTC Code of Ethics.

The USTC Compliance Officer will monitor employee trades to verify that the above procedures are followed. The Compliance Officer will also be responsible for making an annual report to the USTC Board of Directors verifying employee compliance with these procedures, and noting exceptions, if any.
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The Compliance Officer or the President may except a trade from the policy and procedure set forth above when he or she determines, in conjunction with a principal of USTC, that such trade raises no potential conflict of interest. Such determination shall be noted in a writing setting forth the reasons for such exception.
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                   UNITED STATES TRUST COMPANY CODE OF ETHICS

IV.A and of this Subsection IV.B are in addition to, and should in no event be construed to supersede the terms of Subsection IV.C, below.

C. EMPLOYEE SECURITIES TRADES. In order to avoid potential conflict of interest issues inherent in personal securities trading, and to avoid creating even the appearance of impropriety, all Employees and members of the Trust Committee of the Board of Directors are encouraged to (i) use mutual funds or trust funds which have been placed in USTC pooled funds as the vehicles for their personal investing in securities; and (ii) avoid trading in securities on the USTC Approved Lists. If an Employee or member of the Trust Committee of the Board of Directors makes any securities trade, directly or indirectly, outside of mutual funds or trust funds invested in USTC pooled funds, he or she must comply with the restrictions set forth below. Such restrictions apply to securities trades of (i) each Employee or member of the Trust Committee of the Board of Directors, Family member or Affiliate of such Employee or member of the Trust Committee of the Board of Directors through their respective accounts;
(ii) revocable trusts where such Employee or member of the Trust Committee of the Board of Directors is a settlor; (iii) corporations (excluding USTC-affiliated companies) of which Employee or member of the Trust Committee of the Board of Directors is an officer, director, or 10% or greater stockholder; and (iv) partnerships of which Employee is a partner (including most investment clubs) unless such Employee or member of the Trust Committee of the Board of Directors has no direct or indirect control over the partnership.

No Employee or member of the Trust Committee of the Board of Directors may engage in:

1. Trading, directly or indirectly, in any security while a USTC account has a pending buy or sell order for the same security.

2. Opening or maintaining an account at any brokerage firm or at USTC unless the firm agrees to promptly send to the USTC Compliance Officer duplicate copies of confirmations of such Employee's or member of the Trust Committee of the Board of Directors' securities transactions, excluding activity in mutual funds, as well as any quarterly and year-end statements of activity in such account.

3. Engaging in "FRONTRUNNING" - buying or selling for such Employee's or member of the Trust Committee of the Board of Directors' own account so as to benefit from knowledge of USTC's trading positions or plans.

4. Engaging in "SCALPING" - buying or selling for such Employee's or member of the Trust Committee of the Board of Directors' own account on the basis of knowledge about a client's trading position or plans, or USTC's forthcoming research recommendations.

5. Acquiring any equity securities in an initial public offering without prior written approval of the President of USTC.

6. Accepting a directorship of a publicly-held company without disclosure to and prior approval of the President of USTC.

7. Opening a margin account without the prior written approval of the President of USTC.